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                                                                    EXHIBIT 99.1

                 N   E   W   S      R   E   L   E   A   S   E


[PS GROUP HOLDINGS LOGO]


                    PS GROUP HOLDINGS COMPLETES DISPOSITION
                         OF ITS OIL AND GAS SUBSIDIARY

     SAN DIEGO, CA -- March 21, 2000 -- PS Group Holdings, Inc. (NYSE:PSG) announced today that it has completed its pending disposition of Statex Petroleum, Inc., its Texas-based oil and gas exploration and distribution subsidiary.

     Statex was acquired by Statex Petroleum I, L.P., a newly-organized entity formed by the two senior officers of the former Statex subsidiary and third party investors. The initial purchase price consisted of $4.15 million in cash (less $50,000 of transactional expenses). An additional $400,000 in cash is payable over the next four quarters. Contingent payments of up to a maximum of $1,300,000 are also potentially payable, as described in the company's supplement dated March 13, 2000 to its proxy materials relating to its pending merger with an affiliate of Integrated Capital Associates, Inc. In connection with the closing of the Statex disposition, existing bank debt of $6.65 million was retired with the proceeds of a new secured loan made to the buying entity by International Bank of Commerce.

     With the disposition of Statex, the company's oil and gas production and development segment will be treated as a discontinued operation. The company estimates that the combined effects of this disposition and the results of operation of the segment from January 1, 2000 through March 21, 2000 will result in a net loss from discontinued operations in 2000 of approximately $900,000 or $(.15) per share.

     As previously announced, stockholders of the company are scheduled to vote on the pending merger with an affiliate of Integrated Capital Associates at the reconvened special meeting to be held on March 23, 2000. If that transaction is completed, stockholders will receive $12.00 per share in cash. The closing of the Statex disposition has not affected the price or other terms of the merger agreement.

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Contact:  Lawrence A. Guske, PS Group Holdings, Inc., (858) 642-2982